Exhibit 10.01

AMENDMENT TO

ALIGN TECHNOLOGY, INC.

2005 INCENTIVE COMPENSATION PLAN

1.	The first sentence of Section 3 (a) of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 16,283,379 Shares, plus up to an aggregate of 5,000,000 Shares that are or would have been returned to the 2001 Plan as a result of termination of options or repurchase of Shares on or after March 28, 2005.”

2.	This Amendment shall become effective immediately upon its approval by the Company’s stockholders.

3.	Except as expressly amended hereby, the Plan shall remain unmodified and in full force and effect.